Exhibit 99.1

Calumet Enters into Supply Offtake Agreement with J. Aron at Shreveport, Upsizes ABL to Replace Montana Supply Offtake Agreement

INDIANAPOLIS — (PR NEWSWIRE) — January 23, 2024 — Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) (the “Partnership,” “Calumet,” “Company,” “we,” “our” or “us”), announced two financing transaction updates today. These financings replace the Company’s previous Supply and Offtake Agreements (“SOA”) that provided financing for our Shreveport and Montana Refining facilities. The Shreveport SOA has been replaced with a new SOA that we entered into with J. Aron on January 17, 2024. Additionally, we increased the size of our Asset Backed Loan (“ABL”) facility to support the inventories previously provided for under the Montana Refining SOA. We also included the Refinery Assets at Great Falls to increase the availability under the ABL facility.

Together, these financings provide a wholistic, simpler and more cost-effective solution to managing our inventory and working capital needs while also increasing the availability under our ABL.

For more information about these transactions, please see the Form 8-K that we filed with the Securities and Exchange Commission.

About Calumet

Calumet manufactures, formulates, and markets a diversified slate of specialty branded products and renewable fuels to customers across a broad range of consumer-facing and industrial markets. Calumet is headquartered in Indianapolis, Indiana and operates twelve facilities throughout North America.

About Montana Renewables

Montana Renewables, LLC is an unrestricted subsidiary of Calumet located in Great Falls, MT. Montana Renewables is permitted to pretreat and convert 15,000 barrels per stream day ("bpsd"; permit capacity) of renewable feedstocks into low-emission sustainable alternatives that directly replace fossil fuel products. MRL is a leader in North America's energy transition and the largest Sustainable Aviation Fuel producer in the western hemisphere. The renewable fuel products produced by Montana Renewables are distributed into renewable markets in the western half of North America.

Public Relations Contact:

Media Oakes, 317-957-5319

Investor Relations Contact:

Brad McMurray, 317-957-5378